Exhibit 99.1
FOR IMMEDIATE RELEASE

Media Contact.	Investor Relations Contact
DKC Public Relations	Viggle Inc.
Ed Tagliaferri 212 981 5182	John C. Small 646 738 3220
edmund_tagliaferri@dkcnews.com	john@viggle.com

SOCIAL TV LEADERS VIGGLE AND GETGLUE ENTER INTO AGREEMENT TO MERGE

Combined company approaching 4.5 million registered users

New York, NY – (November 19, 2012) – Viggle Inc. (Symbol: VGGL), the popular television loyalty service has entered into an agreement to acquire GetGlue, the leading social TV application, for cash and stock, Robert F.X. Sillerman, Executive Chairman and CEO of Viggle announced today. The resulting combined company will be the dominant force in the exploding social TV market.

Under the terms of the deal, Viggle will pay $25 million in cash and 48.3 million shares of stock for GetGlue. Viggle Inc. will operate the Viggle and GetGlue brands, and GetGlue founder and CEO Alex Iskold will join Viggle Inc. in a senior executive position on its management team and as a member of its Board of Directors.  Viggle will also absorb all 34 GetGlue employees.

“With this deal, we are combining very experienced and creative product, engineering and management teams that will continue to build great user experiences and provide industry leading platforms for consumers, networks and advertisers,” Sillerman said.  “We will also be vastly increasing the Viggle user base and quadrupling our network partnerships. Viggle and GetGlue users can look forward to using the apps they have come to love as we add new and appealing features made possible by the combined resources of this clear industry leader.”

Alex Iskold, Founder/CEO of GetGlue said “We are very excited to join forces with Viggle! GetGlue has built a Social TV product that people love, and Viggle has become their favorite loyalty program for TV. Together we are positioned to deliver the next generation second screen experiences that delight and benefit users, networks and major brands.”

New York City-based GetGlue, founded in 2007, has been the leading social network for entertainment, enabling users to check-in and socialize while watching TV, discover what to watch via a personalized guide, and find great videos, images, and links from their favorite shows. It boasts more than 3.2 million registered users as well as a database with more than 500 million entertainment ratings and check-ins.  GetGlueHD provides customers with a TV guide for the mobile era, listing both TV and online content in calendar form.

Viggle, launched in January 2012, rewards its more than 1.2 million registered users with points for their loyalty to and engagement with content around their favorite TV shows. Points can be redeemed for real-world rewards from places like Best Buy, Amazon, Fandango, Hulu Plus and iTunes, among others. Viggle’s audio verification technology recognizes and allows users to check into live, DVR’d and online TV content from more than 170 of the most popular broadcast and cable channels.

Since launching, the company has added real time engagement experiences Viggle LIVE and MyGuy to the platform. Viggle LIVE is a program of voting, trivia and polls that’s in synch with what the viewer is watching in real time. MyGuy is a next generation fantasy sports game that knows which teams are playing when the Viggle user checks into a game on TV. Both platforms allow Viggle users to earn Viggle points which they can redeem for real rewards.  Available for free, Viggle can now be downloaded from Verizon Apps, Google Play and the Apple App Store. Viggle runs on iOS and Android-powered mobile devices with version 2.2 or above. Allen & Company represented GetGlue in the transaction, while Viggle handled the deal internally.

For complete details on the merger see Viggle’s Form 8-K filed this date.

Today’s deal is another in a series of recent acquisitions by companies run by Sillerman.  In the past five months, the entertainment mogul’s SFX Entertainment purchased two of the most prominent and successful Electronic Dance Music (EDM) companies – Disco Donnie Presents and Life in Color, (formerly Dayglow).  Sillerman said SFX plans as many as 30-50 additional deals to come to fruition in the coming months, creating a vast network of EDM producers and promoters.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. All information provided in this press release is as of November 19, 2012.   Except as required by law, Viggle Inc. undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

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